Exhibit 99.3   NEWS RELEASE

 TDS® acquires Baja Broadband for $267.5 million

Largest acquisition in company’s history completed, transition underway.

MADISON, WIS. (Aug. 2, 2013)--TDS Telecommunications Corp. (TDS Telecom), subsidiary of Telephone and Data Systems, Inc. [NYSE: TDS], announces the final purchase of substantially all of the assets of Baja Broadband, LLC (Baja), a cable company headquartered in Alamogordo, New Mexico, for a purchase price of $267.5 million. The purchase was finalized on Aug. 1, 2013.

In February, Telephone and Data Systems announced their intention to acquire Baja Broadband pending regulatory approvals, which have been received. TDS Telecom will manage the operations of Baja Broadband. In preparation for the announcement, TDS Telecom executives and staff members visited each Baja site on Thursday to welcome employees to the TDS family.

“Spirits are high and we are feeling confident the transition will be successful,” states Mark Barber, vice president of Cable Operations for TDS Telecom. “The transition team has been working around the clock to prepare both organizations for the change. Our goal is to make no impact on customer operations and to support Baja employees, as well as TDS employees, as they work together to meet the needs of customers today and to expand services in the future.”

In 2012, Baja reported annual revenues of $85.6 million. The company has 278 employees. Baja Broadband is a full-service communications company, providing video, high-speed broadband and voice services to residential customers and businesses in Arizona, Colorado, Nevada, New Mexico, Texas, and Utah.

“This is our largest acquisition to date and we are well positioned to drive growth going forward. I believe Baja Broadband has significant potential to deliver increased returns over time,” said David A. Wittwer, president and CEO, TDS Telecommunications Corp. “Our strategy is to leverage our expertise and technologies to accelerate growth in underserved, high-potential markets.”

The company’s experience with commercial customers will also enable them to target new services, including managedIP to this fast-growing sector in Baja’s service areas. As of June 30, 2013, Baja passed more than 214,000 homes, with approximately 71,000 video subscribers, 59,000 high-speed broadband subscribers and 16,000 digital voice subscribers. Approximately 96 percent of Baja’s network is equipped to deliver high-speed, high-capacity broadband and video services.

RBC Capital Markets served as the exclusive M&A advisor to Baja in connection with this transaction. Edwards Wildman Palmer LLP served as legal counsel to Baja.

Media Contact: DeAnne Boegli, National Public Relations Manager

608-664-4428 or deanne.boegli@tdstelecom.com

About TDS Telecommunications Corp.

TDS Telecommunications Corp. (TDS®) is the seventh largest local exchange telephone company in the U.S. Headquartered in Madison, Wis. it is a wholly owned subsidiary of Telephone and Data Systems, Inc. For 44 years, the company has been connecting people with high-speed Internet, phone, and TV entertainment services in over a hundred rural, suburban, and metropolitan communities. Today, TDS has nearly 1 million customer connections in service and more than 2,500 employees. Business customers select from the latest technologies, including: VoIP (managedIP Hosted) phone service, dedicated high-speed Internet, and hosted-managed services. Visit tdstelecom.com  or tdsbusiness.com  for more information.

About Baja Broadband

Baja Braodband, a TDS company, is a full-service communications company offering best-in-class residential and commercial video, high-speed internet, and voice services. Baja is committed to being the leading provider of entertainment, information, and communication services in the communities it serves. Visit www.bajabroadband.com  for more information.

About Telephone and Data Systems

Telephone and Data Systems, Inc., [NYSE: TDS], a Fortune 500® company, provides wireless; broadband, TV and voice; and hosted and managed services to approximately 6 million customers nationwide through its business units, U.S. Cellular, TDS Telecommunications Corp. and TDS Hosted & Managed Services. Founded in 1969 and headquartered in Chicago, TDS employs more than 10,700 people. Visit www.teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of pending acquisition and divestiture transactions, including, but not limited to, the ability to obtain regulatory approval, successfully complete the transaction and the financial impacts of such transaction; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by TDS to furnish this press release to the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein.